                                                                    EXHIBIT 2.01

                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as
                                                   ----------------
of _________, 1998 by and between Best Internet Communications, Inc., a California corporation ("Best California"), and Hiway Technologies, Inc., a
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Delaware corporation ("Hiway Delaware").  Best California and Hiway Delaware are
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hereinafter sometimes collectively referred to as the "Constituent
                                                       -----------
Corporations."
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                                R E C I T A L S
                                ---------------

          A. Best California was incorporated on September 21, 1994, Its current authorized capital stock consists of: (1) 60,000,000 shares of Common Stock, no par value ("Best California Common Stock"), of which ____________
                      ----------------------------
shares are issued and outstanding; and (2) 10,000,000 shares of Preferred Stock, no par value ("Best California Preferred Stock"), none of which are issued and
               -------------------------------
outstanding.

          B. Hiway Delaware was incorporated on June 4, 1998. Its authorized capital stock consists of: (1) 60,000,000 shares of Common Stock, with a par value of $0.001 per share ("Hiway Delaware Common Stock"), of which 1,000 shares
                            ---------------------------
are issued and outstanding; and (2) 10,000,000 shares of Preferred Stock, $0.001 par value per share ("Hiway Delaware Preferred Stock"), none of which are issued
                      ------------------------------
and outstanding.

          C. The respective Boards of Directors of Best California and Hiway Delaware deem it advisable and to the advantage of each of the Constituent Corporations that Best California merge with and into Hiway Delaware upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Best California from California to Delaware, changing the name of Best California to Hiway Technologies, Inc. and effecting a one-for-two reverse stock split in which the outstanding securities of Best California will be combined, on a two-for-one basis, into securities of Hiway Delaware.

          D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

          NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Best California shall merge with and into Hiway Delaware on the following terms, conditions and other provisions:

          1.  MERGER AND EFFECTIVE TIME.  At the Effective Time (as defined
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below), Best California shall be merged with and into Hiway Delaware (the
"Merger"), and Hiway Delaware shall be the surviving corporation of the Merger
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(the "Surviving Corporation").  The Merger shall become effective upon the close
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of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of California, or upon the close of business on the date when a duly executed

                                                        Hiway Technologies, Inc.
                                                    Agreement and Plan of Merger

copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Delaware , whichever later occurs (the "Effective Time").
             --------------

          2.  EFFECT OF MERGER.  At the Effective Time, the separate corporate
              ----------------
existence of Best California shall cease; the corporate identity, existence, powers, rights and immunities of Hiway Delaware as the Surviving Corporation shall continue unimpaired by the Merger; and Hiway Delaware shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Best California, all without further act or deed.

          3.  GOVERNING DOCUMENTS.  At the Effective Time, the Certificate of
              -------------------
Incorporation of Hiway Delaware in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Hiway Delaware in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

          4.  DIRECTORS AND OFFICERS.  At the Effective Time, the directors and
              ----------------------
officers of Hiway Delaware shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          5.  CONVERSION OF SHARES OF BEST CALIFORNIA.  Subject to the terms and
              ---------------------------------------
conditions of this Agreement, at the Effective Time, each share of Best California Common Stock outstanding immediately prior thereto shall be automatically changed and converted into one-half of one fully paid and nonassessable, issued and outstanding share of Hiway Delaware Common Stock (subject to the elimination of fractional shares as provided in Section 9 below).

          6.  CANCELLATION OF SHARES OF HIWAY DELAWARE .  At the Effective Time,
              -----------------------------------------
all of the previously issued and outstanding shares of Hiway Delaware Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

          7.  STOCK CERTIFICATES.  At and after the Effective Time, all of the
              ------------------
outstanding certificates that, prior to that date, represented shares of Best California Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Hiway Delaware Common Stock into which such shares of Best California Common Stock are converted as provided herein. The registered owner on the books and records of Best California of any such outstanding stock certificate for Best California Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Hiway Delaware or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Hiway Delaware Common Stock evidenced by such outstanding certificate as above provided.

                                                        Hiway Technologies, Inc.
                                                    Agreement and Plan of Merger

          8.  CONVERSION OF OPTIONS AND WARRANTS.  At the Effective Time, all
              ----------------------------------
outstanding and unexercised portions of all options to purchase shares of Best California Common Stock under Best California's 1998 Equity Incentive Plan, Stock Option Plan, Amended and Restated 1996 Stock Option Plan and Stock Option Plan of Hiway Technologies, Inc., a Florida corporation (collectively, the "Plans"), shall become options to purchase one-half the number of shares of
 -----
Hiway Delaware Common Stock subject to such options (subject to the elimination of fractional shares as provided in Section 9 below) at twice the original exercise price per share and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all other material
                               ----
terms and conditions (including but not limited to the terms and conditions applicable to such options by virtue of the Plans). Continuous employment with Best California will be credited to an optionee for purposes of determining the vesting of the number of shares of Hiway Delaware Common Stock under a converted Best California option at the Effective Time. Additionally, at the Effective Time, Hiway Delaware shall adopt and assume the Plans. At the Effective Time, all outstanding and unexercised portions of all warrants to purchase or acquire Best California Common Stock shall become warrants to purchase or acquire, at twice the exercise price but otherwise on the same terms and conditions, one-half the number of shares of Hiway Delaware Common Stock subject to such warrants.

          9.  FRACTIONAL SHARES.  No fractional shares of Hiway Delaware Common
              -----------------
Stock will be issued in connection with the Merger. In lieu thereof, Hiway Delaware shall pay each shareholder of Best California who would otherwise be entitled to receive a fractional share of Hiway Delaware Common Stock (assuming the aggregation of all shares held by the same holder of more than one stock certificate representing shares of Best California Common Stock) a cash amount equal to the applicable fraction multiplied by the fair market value of a share of Hiway Delaware Common Stock, as the case may be, as determined by the Board of Directors of Hiway Delaware in good faith (the "Fair Market Value Per
                                                   ---------------------
Share").  Upon exercise of each assumed option or warrant of Best California to
-----
purchase Hiway Delaware Common Stock, cash will be paid by Hiway Delaware in lieu of any fractional share of Hiway Delaware Common Stock issuable upon exercise of such option or warrant, and the amount of cash received for such fractional share shall be the Fair Market Value Per Share upon exercise thereof multiplied by the applicable fraction, less the unpaid exercise price per share for such fraction.

          10.  EMPLOYEE BENEFIT PLANS.  At the Effective Time, the obligations
               ----------------------
of Best California under or with respect to every plan, trust, program and benefit then in effect or administered by Best California for the benefit of the directors, officers and employees of Best California or any of its subsidiaries shall become the lawful obligations of Hiway Delaware and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Hiway Delaware hereby expressly adopts and assumes all obligations of Best California under such employee benefit plans.

                                                        Hiway Technologies, Inc.
                                                    Agreement and Plan of Merger

          11.  FURTHER ASSURANCES.  From time to time, as and when required by
               ------------------
the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Best California such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Best California, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Best California, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

          12.  CONDITION.  The consummation of the Merger is subject to the
               ---------
approval of this Merger Agreement and the Merger contemplated hereby by the shareholders of Best California and by the sole stockholder of Hiway Delaware, prior to or at the Effective Time.

          13.  ABANDONMENT.  At any time before the Effective Time, this Merger
               -----------
Agreement may be terminated and the Merger abandoned by the Board of Directors of Best California or Hiway Delaware notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders of Best California and Hiway Delaware.

          14.  AMENDMENT.  At any time before the Effective Time, this Merger
               ---------
Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations notwithstanding approval of this Merger Agreement by the shareholders of Best California and the sole stockholder of Hiway Delaware; provided, however, that any amendment made subsequent to the adoption
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of this Agreement by the shareholders of Best California or the sole stockholder of Hiway Delaware shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of Best California; (ii) alter or change any of the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of Best California or Hiway Delaware.

          15.  TAX-FREE REORGANIZATION.  The Merger is intended to be a tax-free
               -----------------------
plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

          16.  GOVERNING LAW.  This Agreement shall be governed by and construed
               -------------
under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the State of Delaware would apply in matters relating to the internal affairs of Hiway Delaware and the Merger.

                                                        Hiway Technologies, Inc.
                                                    Agreement and Plan of Merger

          17.  COUNTERPARTS.  In order to facilitate the filing and recording of
               ------------
this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

          IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.

BEST INTERNET                      HIWAY TECHNOLOGIES, INC.
COMMUNICATIONS, INC.,              a Delaware corporation
a California corporation


By:____________________________    By: ____________________________
   David S. Buzby                      David S. Buzby
   Executive Vice President and        Executive Vice President and
     Chief Financial Officer             Chief Financial Officer


ATTEST:                            ATTEST:
------                             ------


By:____________________________    By:  ____________________________
   Thomas A. Skornia, Secretary         Thomas A. Skornia, Secretary



               [Signature Page to Agreement and Plan of Merger]

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